Exhibit 99.1

FOR IMMEDIATE RELEASE	4714 Gettysburg Road
Mechanicsburg, PA 17055

NYSE Symbol: SEM

Select Medical Holdings Corporation Announces Results

For Its First Quarter Ended March 31, 2018

MECHANICSBURG, PENNSYLVANIA — May 3, 2018 — Select Medical Holdings Corporation (“Select Medical”) (NYSE: SEM) today announced results for its first quarter ended March 31, 2018.

For the first quarter ended March 31, 2018, net operating revenues increased 14.8% to $1,253.0 million, compared to $1,091.5 million for the same quarter, prior year. Income from operations increased 18.3% to $108.6 million for the first quarter ended March 31, 2018, compared to $91.8 million for the same quarter, prior year. Net income increased 87.5% to $44.0 million for the first quarter ended March 31, 2018, compared to $23.5 million for the same quarter, prior year. Net income for the first quarter ended March 31, 2018 included a pre-tax loss on early retirement of debt of $10.3 million. Net income for the first quarter ended March 31, 2017 included a pre-tax loss on early retirement of debt of $19.7 million. Adjusted EBITDA increased 17.5% to $163.2 million for the first quarter ended March 31, 2018, compared to $138.9 million for the same quarter, prior year. Income per common share increased to $0.25 on a fully diluted basis for the first quarter ended March 31, 2018, compared to $0.12 for the same quarter, prior year. Adjusted income per common share was $0.29 per diluted share for the first quarter ended March 31, 2018, compared to $0.21 for the same quarter, prior year. Adjusted income per common share excludes the loss on early retirement of debt and U.S. HealthWorks acquisition costs and their related tax effects for the first quarter ended March 31, 2018. Adjusted income per common share excludes the loss on early retirement of debt and its related tax effects for the first quarter ended March 31, 2017. The definition of Adjusted EBITDA and a reconciliation of net income to Adjusted EBITDA are presented in table V of this release. A reconciliation of income per common share to adjusted income per common share is presented in table VI of this release.

Company Overview

Select Medical began operations in 1997 and has grown to be one of the largest operators of long term acute care hospitals, rehabilitation hospitals, outpatient rehabilitation clinics, and occupational health centers in the United States based on the number of facilities.  As of March 31, 2018, Select Medical operated 99 long term acute care hospitals in 27 states, 24 rehabilitation hospitals in 10 states, and 1,617 outpatient rehabilitation clinics in 37 states and the District of Columbia. Select Medical’s joint venture subsidiary Concentra operated 531 occupational health centers in 41 states. Concentra also provides contract services at employer worksites and Department of Veterans Affairs community-based outpatient clinics. At March 31, 2018, Select Medical had operations in 47 states and the District of Columbia. Information about Select Medical is available at www.selectmedical.com.

Long Term Acute Care Segment

For the first quarter ended March 31, 2018, net operating revenues for the long term acute care segment increased 4.4% to $464.7 million, compared to $445.1 million for the same quarter, prior year. Adjusted EBITDA for the long term acute care segment increased 0.9% to $73.0 million for the first quarter ended March 31, 2018, compared to $72.3 million for the same quarter, prior year. The Adjusted EBITDA margin for the long term acute care segment was 15.7% for the first quarter ended March 31, 2018, compared to 16.3% for the same quarter, prior year. The Adjusted EBITDA results for the long term acute care segment include start-up losses of approximately $0.4 million for the first quarter ended March 31, 2018. The long term acute care segment did not incur start-up losses for the first quarter ended March 31, 2017. Certain long term acute care key statistics for both the first quarters ended March 31, 2018 and 2017 are presented in table IV of this release.

Inpatient Rehabilitation Segment

For the first quarter ended March 31, 2018, net operating revenues for the inpatient rehabilitation segment increased 20.7% to $174.8 million, compared to $144.8 million for the same quarter, prior year. Adjusted EBITDA for the inpatient rehabilitation segment increased 64.0% to $26.8 million for the first quarter ended March 31, 2018, compared to $16.3 million for the same quarter, prior year. The Adjusted EBITDA margin for the inpatient rehabilitation segment was 15.3% for the first quarter ended March 31, 2018, compared to 11.3% for the same quarter, prior year. The Adjusted EBITDA results for the inpatient rehabilitation segment include start-up losses of approximately $0.8 million for the first quarter ended March 31, 2018, compared to approximately $2.0 million for the same quarter, prior year. Certain inpatient rehabilitation key statistics for both the first quarters ended March 31, 2018 and 2017 are presented in table IV of this release.

Outpatient Rehabilitation Segment

For the first quarter ended March 31, 2018, net operating revenues for the outpatient rehabilitation segment increased 2.8% to $257.4 million, compared to $250.4 million for the same quarter, prior year. Adjusted EBITDA for the outpatient rehabilitation segment was $30.5 million for the first quarter ended March 31, 2018, compared to $31.4 million for the same quarter, prior year. The Adjusted EBITDA margin for the outpatient rehabilitation segment was 11.9% for the first quarter ended March 31, 2018, compared to 12.5% for the same quarter, prior year. Certain outpatient rehabilitation key statistics for both the first quarters ended March 31, 2018 and 2017 are presented in table IV of this release.

Concentra Segment

For the first quarter ended March 31, 2018, net operating revenues for the Concentra segment increased 42.1% to $356.1 million, compared to $250.6 million for the same quarter, prior year.  Adjusted EBITDA for the Concentra segment increased 35.7% to $57.8 million for the first quarter ended March 31, 2018, compared to $42.6 million for the same quarter, prior year.  The Adjusted EBITDA margin for the Concentra segment was 16.2% for the first quarter ended March 31, 2018, compared to 17.0% for the same quarter, prior year. Certain Concentra key statistics for both the first quarters ended March 31, 2018 and 2017 are presented in table IV of this release.

On February 1, 2018, Concentra acquired all of the issued and outstanding shares of stock of U.S. HealthWorks, Inc. (“U.S. HealthWorks”) an occupational medicine and urgent care service provider which operates approximately 240 centers and onsite clinics. The results for the quarter ended March 31, 2018 include the operations of U.S. HealthWorks effective February 1, 2018. For the period February 1, 2018 through March 31, 2018, U.S. HealthWorks contributed net operating revenues of $89.9 million.

Stock Repurchase Program

Select Medical did not repurchase shares during the first quarter ended March 31, 2018 under its authorized $500.0 million stock repurchase program. The program has been extended until December 31, 2018, and will remain in effect until then, unless further extended or earlier terminated by the board of directors. Since the inception of the program through March 31, 2018, Select Medical has repurchased 35,924,128 shares at a cost of approximately $314.7 million, or $8.76 per share, which includes transaction costs.

Amendment to Senior Secured Credit Facilities

On March 22, 2018, Select Medical entered into an amendment to the senior secured credit agreement dated March 6, 2017. The amendment (i) decreases the applicable interest rate on the term loans from the Adjusted LIBO Rate (as defined in the credit agreement and subject to an Adjusted LIBO floor of 1.00%) plus 3.50% to the Adjusted LIBO Rate plus a percentage ranging from 2.50% to 2.75%, or from the Alternative Base Rate (as defined in the credit agreement and subject to an Alternate Base Rate floor of 2.00%) plus 2.50% to the Alternative Base Rate plus a percentage ranging from 1.50% to 1.75%, in each case based on Select Medical’s total net leverage ratio (as defined in the credit agreement); (ii) decreases the applicable interest rate on the loans outstanding under the revolving facility from the Adjusted LIBO Rate plus a percentage ranging from 3.00% to 3.25% to the Adjusted LIBO Rate plus a percentage ranging from 2.50% to 2.75%, or from the Alternative Base Rate plus a percentage ranging from 2.00% to 2.25% to the Alternative Base Rate plus a percentage ranging from 1.50% to 1.75%, in each case based on Select Medical’s total net leverage ratio; (iii) extends the maturity date for the term loans from March 6, 2024 to March 6, 2025; and (iv) makes certain other technical amendments to the credit agreement as set forth therein.

Business Outlook

Select Medical reaffirms its 2018 business outlook, provided in its January 8, 2018 press release, for net operating revenues and Adjusted EBITDA. Select Medical continues to expect consolidated net operating revenues for the full year 2018 to be in the range of $5.0 billion to $5.2 billion. Select Medical continues to expect Adjusted EBITDA for the full year 2018 to be in the range of $630.0 million to $660.0 million. Select Medical is adjusting its 2018 business outlook for fully diluted income per common share to include the first quarter 2018 loss on early retirement of debt and U.S. HealthWorks acquisition costs and their related tax effects. Select Medical now expects fully diluted income per common share for the full year 2018 to be in the range of $0.93 to $1.08. Select Medical expects adjusted income per common share to be in the range of $0.97 to $1.12. Adjusted income per common share excludes the loss on early retirement of debt and U.S. HealthWorks acquisition costs and their related tax effects.

Conference Call

Select Medical will host a conference call regarding its first quarter results, as well as its business outlook, on Friday, May 4, 2018, at 9:00am ET. The domestic dial in number for the call is 1-866-440-2669. The international dial in number is 1-409-220-9844. The conference ID for the call is 2793449. The conference call will be webcast simultaneously and can be accessed at Select Medical Holdings Corporation’s website www.selectmedicalholdings.com.

For those unable to participate in the conference call, a replay will be available until 11:59pm ET, March 11, 2018. The replay number is 1-855-859-2056 (domestic) or 1-404-537-3406 (international). The passcode for the replay will be 2793449. The replay can also be accessed at Select Medical Holdings Corporation’s website, www.selectmedicalholdings.com.

*   *   *   *   *

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995).  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements due to factors including the following:

•                         changes in government reimbursement for our services and/or new payment policies (including, for example, the expiration of the moratorium limiting the full application of the 25 Percent Rule that would reduce our Medicare payments for those patients admitted to a long term acute care hospital from a referring hospital in excess of an applicable percentage admissions threshold) may result in a reduction in net operating revenues, an increase in costs, and a reduction in profitability;

•                     the failure of our long term acute care hospitals or inpatient rehabilitation facilities to maintain their Medicare certifications may cause our net operating revenues and profitability to decline;

•                     the failure of our long term acute care hospitals and inpatient rehabilitation facilities operated as “hospitals within hospitals” to qualify as hospitals separate from their host hospitals may cause our net operating revenues and profitability to decline;

•                     a government investigation or assertion that we have violated applicable regulations may result in sanctions or reputational harm and increased costs;

•                     acquisitions or joint ventures may prove difficult or unsuccessful, use significant resources or expose us to unforeseen liabilities;

•                     our plans and expectations related to the acquisition of U.S. HealthWorks by Concentra and our ability to realize anticipated synergies;

•                     private third-party payors for our services may adopt payment policies that could limit our future net operating revenues and profitability;

•                     the failure to maintain established relationships with the physicians in the areas we serve could reduce our net operating revenues and profitability;

•                     shortages in qualified nurses, therapists, physicians, or other licensed providers could increase our operating costs significantly or limit our ability to staff our facilities;

•                     competition may limit our ability to grow and result in a decrease in our net operating revenues and profitability;

•                     the loss of key members of our management team could significantly disrupt our operations;

•                     the effect of claims asserted against us could subject us to substantial uninsured liabilities;

•                     a security breach of our or our third-party vendors’ information technology systems may subject us to potential legal and reputational harm and may result in a violation of the Health Insurance Portability and Accountability Act of 1996 or the Health Information Technology for Economic and Clinical Health Act; and

•                     other factors discussed from time to time in our filings with the Securities and Exchange Commission (the “SEC”), including factors discussed under the heading “Risk Factors” of the quarterly reports on Form 10-Q and of the annual report on Form 10-K for the year ended December 31, 2017.

Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise. You should not place undue reliance on our forward-looking statements. Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results or performance.

Investor inquiries:

Joel T. Veit

Senior Vice President and Treasurer

717-972-1100

ir@selectmedical.com

SOURCE: Select Medical Holdings Corporation

I.  Condensed Consolidated Statements of Operations

For the Three Months Ended March 31, 2017 and 2018

(In thousands, except per share amounts, unaudited)

	2017(1)	2018	% Change
Net operating revenues	$1,091,517	$1,252,964	14.8%

Costs and expenses:
Cost of services	929,138	1,065,813	14.7
General and administrative	28,075	31,782	13.2
Depreciation and amortization	42,539	46,771	9.9

Income from operations	91,765	108,598	18.3

Loss on early retirement of debt	(19,719)	(10,255)	N/M
Equity in earnings of unconsolidated subsidiaries	5,521	4,697	(14.9)
Non-operating gain (loss)	(49)	399	N/M
Interest expense	(40,853)	(47,163)	15.4

Income before income taxes	36,665	56,276	53.5

Income tax expense	13,202	12,294	(6.9)

Net income	23,463	43,982	87.5

Less: Net income attributable to non-controlling interests	7,593	10,243	34.9

Net income attributable to Select Medical	$15,870	$33,739	112.6%

Weighted average shares outstanding(2):
Basic	128,464	129,691
Diluted	128,628	129,816

Income per common share(2):
Basic	$0.12	$0.25
Diluted	$0.12	$0.25

(1)              The financial results for the first quarter ended March 31, 2017 were retrospectively conformed to reflect the adoption of Topic 606, Revenue from Contracts with Customers.

(2)              Under the two-class method for calculating income per common share, unvested restricted stock is a separate, participating class. Income per common share and weighted average common shares outstanding exclude amounts attributed to the unvested restricted class of stockholders. Net income allocated to the unvested restricted stockholders was $1.1 million and $0.5 million for the three months ended March 31, 2018 and 2017, respectively.  Unvested restricted weighted average shares were 4,416 thousand and 4,242 thousand for the three months ended March 31, 2018 and 2017, respectively.

N/M = Not Meaningful

II.  Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	December 31, 2017	March 31, 2018
Assets

Cash	$122,549	$119,683

Accounts receivable	691,732	806,391

Other current assets	106,545	115,267

Total Current Assets	920,826	1,041,341

Property and equipment, net	912,591	973,483

Goodwill	2,782,812	3,318,611

Identifiable intangible assets, net	326,519	424,647

Other assets	184,418	210,561

Total Assets	$5,127,166	$5,968,643

Liabilities and Equity

Payables and accruals	$583,216	$603,232

Current portion of long-term debt and notes payable	22,187	22,499

Total Current Liabilities	605,403	625,731

Long-term debt, net of current portion	2,677,715	3,478,021

Non-current deferred tax liability	124,917	125,020

Other non-current liabilities	145,709	167,120

Total Liabilities	3,553,744	4,395,892

Redeemable non-controlling interests	640,818	607,474

Total equity	932,604	965,277

Total Liabilities and Equity	$5,127,166	$5,968,643

III.  Condensed Consolidated Statements of Cash Flows

For the Three Months Ended March 31, 2017 and 2018

(In thousands, unaudited)

	2017	2018
Operating activities
Net income	$23,463	$43,982
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Distributions from unconsolidated subsidiaries	4,911	1,364
Depreciation and amortization	42,539	46,771
Provision for bad debts	781	85
Equity in earnings of unconsolidated subsidiaries	(5,521)	(4,697)
Loss on extinguishment of debt	6,527	412
Gain on sale of assets and businesses	(4,609)	(513)
Stock compensation expense	4,586	4,927
Amortization of debt discount, premium and issuance costs	3,422	3,136
Deferred income taxes	(3,425)	78
Changes in operating assets and liabilities, net of effects of business combinations:
Accounts receivable	(118,269)	(45,811)
Other current assets	(7,621)	(8,945)
Other assets	(48)	16,633
Accounts payable and accrued expenses	(18,017)	(18,533)
Income taxes	15,420	11,838
Net cash provided by (used in) operating activities	(55,861)	50,727
Investing activities
Business combinations, net of cash acquired	(9,566)	(515,359)
Purchases of property and equipment	(50,653)	(39,617)
Investment in businesses	(500)	(1,754)
Proceeds from sale of assets and businesses	19,512	691
Net cash used in investing activities	(41,207)	(556,039)
Financing activities
Borrowings on revolving facilities	530,000	165,000
Payments on revolving facilities	(415,000)	(150,000)
Proceeds from term loans	1,139,822	779,904
Payments on term loans	(1,170,817)	(2,875)
Revolving facility debt issuance costs	(3,887)	(1,333)
Borrowings of other debt	6,571	11,600
Principal payments on other debt	(5,275)	(5,909)
Repurchase of common stock	(156)	(122)
Proceeds from exercise of stock options	617	738
Decrease in overdrafts	(17,062)	(7,916)
Proceeds from issuance of non-controlling interests	2,094	—
Distributions to non-controlling interests	(3,657)	(286,641)
Net cash provided by financing activities	63,250	502,446
Net decrease in cash and cash equivalents	(33,818)	(2,866)
Cash and cash equivalents at beginning of period	99,029	122,549
Cash and cash equivalents at end of period	$65,211	$119,683
Supplemental Information
Cash paid for interest	$38,565	$35,233
Cash paid for taxes	$1,207	$376
Non-cash equity exchange for acquisition of U.S. HealthWorks	$—	$238,000

IV.  Key Statistics

For the Three Months Ended March 31, 2017 and 2018

(unaudited)

	2017(e)	2018	% Change
Long Term Acute Care
Number of hospitals — end of period (a)	102	99
Net operating revenues (,000)	$445,123	$464,676	4.4%
Number of patient days (b)	255,097	265,840	4.2%
Number of admissions (b)	9,309	9,833	5.6%
Net revenue per patient day (b)(c)	$1,731	$1,730	(0.1)%
Adjusted EBITDA (,000)	$72,337	$72,972	0.9%
Adjusted EBITDA margin	16.3%	15.7%
Inpatient Rehabilitation
Number of hospitals — end of period (a)	20	24
Net operating revenues (,000)	$144,825	$174,774	20.7%
Number of patient days (b)	62,268	76,890	23.5%
Number of admissions (b)	4,376	5,394	23.3%
Net revenue per patient day (b)(c)	$1,517	$1,623	7.0%
Adjusted EBITDA (,000)	$16,328	$26,776	64.0%
Adjusted EBITDA margin	11.3%	15.3%
Outpatient Rehabilitation
Number of clinics — end of period (a)	1,610	1,617
Net operating revenues (,000)	$250,371	$257,381	2.8%
Number of visits (b)	2,075,790	2,067,465	(0.4)%
Revenue per visit (b)(d)	$99	$103	4.0%
Adjusted EBITDA (,000)	$31,351	$30,525	(2.6)%
Adjusted EBITDA margin	12.5%	11.9%
Concentra
Number of centers — end of period (b)	308	531
Net operating revenues (,000)	$250,589	$356,116	42.1%
Number of visits (b)	1,886,815	2,596,059	37.6%
Revenue per visit (b)(d)	$116	$124	6.9%
Adjusted EBITDA (,000)	$42,592	$57,797	35.7%
Adjusted EBITDA margin	17.0%	16.2%

(a)         Includes managed locations.

(b)         Excludes managed locations. For purposes of our Concentra segment, onsite clinics and community-based outpatient clinics are excluded.

(c)          Net revenue per patient day is calculated by dividing direct patient service revenues by the total number of patient days.

(d)         Net revenue per visit is calculated by dividing direct patient service revenue by the total number of visits.  For purposes of this computation for our outpatient rehabilitation segment, direct patient service revenue does not include managed clinics. For purposes of this computation for our Concentra segment, direct patient service revenue does not include onsite clinics and community-based outpatient clinics.

(e)          The financial results for the first quarter ended March 31, 2017 have been recast to conform to the current segment reporting structure and to reflect the adoption of Topic 606, Revenue from Contracts with Customers.

V. Net Income to Adjusted EBITDA Reconciliation

For the Three Months Ended March 31, 2017 and 2018

(In thousands, unaudited)

The presentation of Adjusted EBITDA is important to investors because Adjusted EBITDA is commonly used as an analytical indicator of performance by investors within the healthcare industry. Adjusted EBITDA is used to evaluate financial performance and determine resource allocation for each of Select Medical’s operating segments. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles (“GAAP”). Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, income from operations, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying calculations, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

The following table reconciles net income to Adjusted EBITDA for Select Medical. Adjusted EBITDA is used by Select Medical to report its segment performance. Adjusted EBITDA is defined as earnings excluding interest, income taxes, depreciation and amortization, gain (loss) on early retirement of debt, stock compensation expense, acquisition costs associated with U.S. HealthWorks, non-operating gain (loss), and equity in earnings (losses) of unconsolidated subsidiaries.

	Three Months Ended March 31,
	2017	2018
Net income	$23,463	$43,982
Income tax expense	13,202	12,294
Interest expense	40,853	47,163
Non-operating loss (gain)	49	(399)
Equity in earnings of unconsolidated subsidiaries	(5,521)	(4,697)
Loss on early retirement of debt	19,719	10,255
Income from operations	91,765	108,598
Stock compensation expense:
Included in general and administrative	3,749	3,990
Included in cost of services	837	937
Depreciation and amortization	42,539	46,771
U.S. HealthWorks acquisition costs	—	2,936
Adjusted EBITDA	$138,890	$163,232

Long term acute care	$72,337	$72,972
Inpatient rehabilitation	16,328	26,776
Outpatient rehabilitation	31,351	30,525
Concentra	42,592	57,797
Other (a)	(23,718)	(24,838)
Adjusted EBITDA	$138,890	$163,232

(a)         Other primarily includes general and administrative costs.

VI. Reconciliation of Income per Common Share to Adjusted Income per Common Share

For the Three Months Ended March 31, 2017 and 2018

(In thousands, except per share amounts, unaudited)

Adjusted net income available to common stockholders and adjusted income per common share — diluted shares are not measures of financial performance under GAAP.  Items excluded from adjusted net income available to common stockholders and adjusted income per common share — diluted shares are significant components in understanding and assessing financial performance. Select Medical believes that the presentation of adjusted net income available to common stockholders and adjusted income per common share — diluted shares are important to investors because they are reflective of the financial performance of our ongoing operations and provide better comparability of our results of operations between periods. Adjusted net income available to common stockholders and adjusted income per common share — diluted shares should not be considered in isolation or as alternatives to, or substitutes for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity.  Because adjusted net income available to common stockholders and adjusted income per common share — diluted shares are not measurements determined in accordance with GAAP and are thus susceptible to varying calculations, adjusted net income available to common stockholders and adjusted income per common share — diluted shares as presented may not be comparable to other similarly titled measures of other companies.

The following tables reconcile net income available to common stockholders and income per common share to adjusted net income available to common stockholders and adjusted income per common share — diluted shares for Select Medical.

	Three Months Ended March 31,
	2017	Per Share(a)	2018(b)(c)	Per Share(a)
Net income attributable to Select Medical	$15,870		$33,739
Earnings allocated to unvested restricted stockholders	507		1,111
Net income available to common stockholders	$15,363	$0.12	$32,628	$0.25

Adjustments:
Loss on early retirement of debt	19,719		7,324
U.S. HealthWorks acquisition costs	—		1,745
Estimated income tax benefit (d)	(7,796)		(3,478)
Earnings allocated to unvested restricted stockholders	(381)		(184)
Adjusted net income available to common stockholders	$26,905	$0.21	$38,035	$0.29
Adjustment for dilution		0.00		0.00
Adjusted income per common share — diluted shares		$0.21		$0.29

Weighted average common shares outstanding:
Basic		128,464		129,691
Diluted		128,628		129,816

(a)         Per share amounts for each period presented are basic weighted average common shares outstanding for all amounts except adjusted income per common share - diluted shares, which is based on diluted shares outstanding.

(b)         For the three months ended March 31, 2018, the loss on early retirement is comprised of losses related to both the Select credit facilities and Concentra credit facilities. The loss on early retirement of debt related to the Concentra credit facilities is net of non-controlling interest.

(c)          For the three months ended March 31, 2018, the U.S. HealthWorks acquisition costs recognized by Concentra are net of non-controlling interest.

(d)         Represents the estimated income tax impacts on the adjustments to net income.

VII. Net Income to Adjusted EBITDA and Income per Common Share to Adjusted Income per Common Share Reconciliations

Business Outlook for the Year Ending December 31, 2018

(In millions, unaudited)

The following are reconciliations of full year 2018 Adjusted EBITDA and adjusted income per common share - diluted shares expectations as computed at the low and high points of the range to the closest comparable GAAP financial measure.  Refer to table V and table VI for a discussion of Select Medical’s use of Adjusted EBITDA and adjusted income per common share - diluted shares in evaluating financial performance. Refer to table V for the definition of Adjusted EBITDA. Each item presented in the below tables are estimations of full year 2018 expectations.

	Range
	Low	High
Non-GAAP Measure Reconciliation
Net income attributable to Select Medical	$125	$145
Net income attributable to non-controlling interests	41	43
Net income	166	188
Income tax expense	65	73
Interest expense	206	206
Equity in earnings of unconsolidated subsidiaries	(22)	(22)
Loss on early retirement of debt	10	10
Income from operations	425	455
Stock compensation expense	21	21
Depreciation and amortization	181	181
U.S. HealthWorks acquisition costs	3	3
Adjusted EBITDA	$630	$660

	Range
	Low	High
Non-GAAP Measure Reconciliation
Income per common share - diluted shares	$0.93	$1.08
Adjustments:
Loss on early retirement of debt	0.03	0.03
U.S. HealthWorks acquisition costs	0.01	0.01
Adjusted income per common share - diluted shares	$0.97	$1.12